Exhibit 99.2

CONSENT OF DEREK CHEUNG

In connection with the filing by TH International Limited of the Registration Statement on Form F-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 under the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of TH International Limited following the consummation of the business combination described in the Registration Statement. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

May 9, 2022

By:	/s/ Derek Cheung
Name:	Derek Cheung